<PRE>
                                                                Exhibit 10.32

                              SYBRON CHEMICALS INC.
                              EXECUTIVE BONUS PLAN

Section 7(g)(4) of the Company's Executive Bonus Plan is amended to read as follows:

         (4) In the event there is no public market either for shares of Company Common Stock or for shares of any successor of the Company as a result of a Change of Control, any awards that would otherwise be made in shares of Company Common under the terms of the Plan shall be made by converting the applicable number of shares into cash and multiplying such number of shares by the fair market value of the Company Common Stock as of the date of the Change of Control. In the event there is no public market for shares of Company Common Stock but there is a public market for shares of a successor of the Company as a result of a Change of Control, any awards that would otherwise be made in shares of Company Common Stock under the terms of the Plan shall be made in common stock of such successor entity. The amount number of such awards shares of common stock of the successor entity shall be calculated based on the relative fair market value of the Company Common Stock and of the common stock of the successor entity as of the date of the Change of Control. After the date of a Change of Control, all awards with respect to the two Bonus Years after the date of immediately following the year in which the Change of Control occurred shall be made exclusively in cash and in cash or stock of the successor entity, by converting the applicable number of shares into cash or stock as determined above. Thereafter, any provisions of the Plan providing for awards to be made in the form of Company Common Stock shall be without effect.
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